SERVICES, CONSUMABLES, EQUIPMENT LEASE AGREEMENT

This Services, Consumables, Equipment Lease Agreement ("Agreement") is entered into, as of the Effective Date written below, by and between Hydrenesis Aquaculture, LLC ("Hydrenesis") and Natural Shrimp, Inc. ("Customer").

WHEREAS, Hydrenesis is in the business of providing water solutions for the aquaculture industry in the form of water treatment services, consumables, and equipment on a lease basis, as is more fully described in Exhibit A, which is attached hereto and incorporated herein; and

WHEREAS, Customer is in the shrimp farming business and wishes for Hydrenesis to provide such water treatment services, consumables and equipment (collectively, the "Products").

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1. Term. The Term of this Agreement is five (5) years from the Effective Date, renewable for a second five (5) year term.

2. Purchase of Services, Consumables, and Leasing of Equipment. Customer will pay for the Products as follows at the rates specified in Exhibit A.

   a. Equipment Lease – a monthly Lease Fee, as set forth in Exhibit A, for the Equipment described in Exhibit A. Equipment shall be installed by Hydrenesis and permitted for use in the Location described in Exhibit A.

   b. Consumables – the specified consumables ("Consumables"), if any, in the quantities and at the rates set forth in Exhibit A.

   c. Equipment Installation – Customer agrees to prepare a site suitable for the installation and operation of Equipment at a designated site in the location ("Installation Site"). Hydrenesis shall install Equipment at, or on, the Installation Site pursuant to the Installation Schedule, as set forth in Exhibit A. Customer agrees to pay for all costs associated with delivery and installation of Equipment as set forth in Exhibit A. Hydrenesis shall comply with all permits and licenses required by Federal, State, or local authorities in connection with the delivery and installation of Equipment.

   d. Equipment Security Deposit. Upon installation of Equipment, Customer shall pay a Security Deposit, in the amount set forth in Exhibit A. The Security Deposit will be used to secure Customer's faithful performance of all terms, provisions and conditions of this Agreement and to protect Hydrenesis against any losses arising from or relating to loss, theft or damage to Equipment ("Deposit Deductibles"). The Security Deposit, or the remaining balance after paying any Deposit Deductibles, will be returned to Customer within fifteen (15) days after Hydrenesis' removal of the equipment at their cost, along with an accounting of any deposit deductions.

3. Testing and Certification. Upon completion of installation of Equipment, Hydrenesis shall perform prescribed tests to determine that Equipment is operating in conformance with Hydrenesis' published performance specifications for Equipment.

4. Ownership, Maintenance and Decommissioning.

   a. At all times, Hydrenesis shall remain the owner of the Equipment.
   b. Hydrenesis shall be responsible for all maintenance, service, repair of Equipment during the Term, as may be extended.
   c. Customer shall provide Hydrenesis with a list of its personnel, their contact numbers, and their times of availability.
   d. Customer will decide when Equipment is to be decommissioned and removed, but Hydrenesis alone will be responsible for any uninstall and removal of Equipment, and no such termination or removal shall serve to terminate Customer's obligations under this Agreement, including any payment obligations.

5. Monitoring and Relocation.

   a. Hydrenesis may monitor Equipment remotely to measure usage, to determine Consumables orders (if applicable), to calculate Lease Fee adjustments, to determine repair and maintenance requirements and to insure security. Such monitoring may include video and/or audio surveillance to ensure compliance with this Agreement and to prevent unauthorized use of Equipment.
   b. Customer shall not relocate Equipment outside of its originally installed property address without the written consent of Hydrenesis. Customer will notify Hydrenesis before using Equipment to execute any new process or application to ensure proper methodology of process and safety of personnel and fish species. Customer shall not use the equipment for any non-aquaculture purpose. If Equipment is moved outside of the originally installed property address or used for any non-aquaculture purpose, Hydrenesis shall have full right and power to remotely or in person disable such equipment, and any such relocation or use of Equipment shall be deemed a breach of this Agreement by Customer. In addition to any and all other right of access granted to Hydrenesis pursuant to this Agreement or otherwise, Customer hereby grants Hydrenesis full rights of access to Equipment, at any time and without notice, for the purposed of installing and maintaining such remote monitoring equipment and to disable Equipment as provided in this Section.
   c. Notwithstanding anything to the contrary contained in this Agreement, Hydrenesis shall have the absolute right to enclose some or all of Equipment to limit access to Equipment.

6. Access to Equipment. Notwithstanding anything to the contrary contained in this Agreement, Customer shall provide Hydrenesis (and/or its agents, employees or contractors) access to Equipment upon 24-hour notice. Customer acknowledges that the access to be provided to Hydrenesis pursuant to this Section will occur at such times as requested by Hydrenesis and that such times may not be during customary business hours.

7. Remote Shutdown. If requested by Customer, Hydrenesis shall provide Customer with the ability to shut-down Equipment remotely.

8. Other Customer Responsibilities. Notwithstanding anything to the contrary contained in this Agreement, Customer shall:

   a. Supply required water, Consumables, and power interfaces;
   b. Place Equipment at a considerable distance from other operations and equipment to insure safe and unencumbered operation;
   c. Supply Hydrenesis with all environmental permits and other governmental or regulatory

authorization associated with the Location necessary for the installation and operation of Equipment.

9. Other Hydrenesis Responsibilities. Notwithstanding anything to the contrary contained in this Agreement, Hydrenesis shall provide the treatment necessary to achieve the water chemistry and efficacy mutually agreed upon by the parties

10. Training and Support. Hydrenesis shall provide, at no additional cost or expense to Customer, training in the operation of the Equipment for employees designated by Customer, as described in Exhibit A.

11. Equipment Warranty. The warranty provided to Customer by Hydrenesis with respect to Equipment is set forth in Exhibit A. Except as provided in Exhibit A, no other warranty is expressed or implied. Hydrenesis specifically disclaims any and all implied warranties of merchantability and/or fitness for a particular purpose.

12. Right to Cancel. At any time during the first six (6) months of the Term, Customer has the right to cancel this Agreement if the Equipment does not perform at, or above, the Efficacy Metric, as defined in Exhibit A. Prior to exercising this right, Customer must notify Hydrenesis in writing of the Equipment's failure to perform and allow Hydrenesis an opportunity to cure the problem. If the Equipment's failure to perform is not remedied within fifteen (15) business days from the date of Customer's written notification to Hydrenesis, Customer has the right to immediately terminate this Agreement by providing written notice of such termination.

13. Indemnification.

   a. Hydrenesis shall indemnify and hold the Customer, its trustees, officers, employees, owners and agents harmless from any loss, lawsuit, liability, damage, cost and expense (including reasonable attorneys' fees) which may arise out of or result from (i) the grossly negligent acts or omissions of Hydrenesis, its agents or employees in connection with this Agreement; or (ii) any defects in any Equipment supplied by Hydrenesis; or (iii) any breach or default in the performance of the obligations of Hydrenesis hereunder including any breach of warranty, if any. Hydrenesis' indemnification obligations hereunder shall not apply to the extent that any claim is caused by the negligence or misconduct of Customer.
   b. Customer shall indemnify and hold Hydrenesis, its trustees, officers, employees, owners and agents harmless from any loss, lawsuit, liability, damage, cost and expense (including reasonable attorneys' fees) which may arise out of or result from (i) claims by third persons against Hydrenesis that Equipment has caused damage to property or bodily injury (including death); or (ii) the acts or omissions of the Customer, its agents or employees in connection with this Agreement; or (iii) any breach or default in the performance of the obligations of Customer hereunder. Customer's indemnification obligations hereunder shall not apply to the extent that any claim is caused by the gross negligence or willful misconduct of Hydrenesis.
   c. The invalidity, in whole or in part, of any of the foregoing paragraph will not affect the remainder of such paragraph.

14. General.

   a. Compliance with Laws. Hydrenesis and Customer shall perform this Agreement in compliance with all applicable Federal, State, and local laws, rules, regulations, and ordinances, and each hereby represents that it shall have obtained all licenses and permits required by law to engage in the activities necessary to perform its obligations under this

Agreement.

b. Confidentiality. The parties shall hold in strictest confidence any information and material which is related to either Customer's or Hydrenesis' business, relates to the design, operation or other proprietary aspects of Equipment or is designated by either Customer or Hydrenesis as proprietary and confidential, herein or otherwise. It is understood that this confidentiality clause does not include information which: (i) is now or hereafter in the public domain through no fault of the party being provided the confidential information; (ii) non-Customer-identifiable results and efficacy data gathered at any time during Customer's use of the Equipment; (iii) prior to disclosure hereunder, is property within the rightful possession of the party being provided the confidential information; (iv) subsequent to disclosure hereunder, is lawfully received from a third party with no restriction on further disclosure; or (v) is obligated to be produced under order of a court of competent jurisdiction, unless made the subject of a confidentiality agreement or protective order in connection with such proceeding, which the parties in all cases will attempt to obtain. Customer and Hydrenesis hereby covenant that each shall not disclose such information to any third party without prior written authorization of the other. The Customer agrees to execute any and all documents reasonably requested by Hydrenesis to effectuate the terms of this Section. Except as otherwise expressly provided in this Agreement, Customer shall not permit any of its employees or agents or any other third parties to inspect or interact with Equipment without the written consent of Hydrenesis.

c. Non-Compete. During the Term, as may be extended, Customer or Hydrenesis shall not directly or indirectly, own, manage, operate, control, advise, or materially participate in, or be materially involved in any manner with the ownership, management, operation, or control of any business that competes directly, or in a material way indirectly, with Hydrenesis or Customer, excluding competition through the use of electro-coagulation, Hydrogas and RLS. ("EC"). Hydrenesis will maintain the Non-Disclosure Agreement (NDA) signed between Hydrenesis and NaturalShrimp during the period of this agreement.

d. Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed duly to have been given if personally delivered to the other party or if sent by the United State Postal Service certified mail, return receipt requested, postage prepaid or by Federal Express, United Parcel or other nationally recognized overnight carrier. All notices or communications between Customer and Hydrenesis pertaining to this Agreement shall be addressed to the respective locations written below.

e. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party to be charged therewith.

f. Modifications. No revision or modification of this Agreement shall be effective unless in writing and executed by authorized representative of both parties.

g. Assignment. The prior written approval of Hydrenesis shall be required to allow a delegation or assignment of duty to perform any obligation owed to Hydrenesis by Customer, its agents, employees, contractors or affiliates.

h. Severability. If any portion of this Agreement is held invalid, such invalidity shall not affect the validity of the remaining portions of the Agreement, and the parties will substitute for any such invalid portion hereof a provision which best approximates the effect and intent of the invalid provision.

i. Construction and Jurisdiction. This Agreement shall be governed by the laws of the State of Florida. Each of the parties to this Agreement hereby irrevocably and unconditionally: (i)

consents to submit to the exclusive jurisdiction of the courts of Palm Beach County, Florida for any proceeding arising in connection with this Agreement and each such party agrees not to commence any such proceeding except in such courts, and (ii) waives any objection to the laying of venue of any such proceeding in the courts of Palm Beach County, Florida.

j. Headings. The paragraph titles of this Agreement are for conveniences only and shall not define or limit any of the provisions hereof.

k. Entire Agreement. This Agreement, the documents referenced herein, and all Exhibits hereto are intended as the complete and exclusive statement of the agreement between Customer and Hydrenesis with respect to the subject matter hereof, and supersede all prior agreements and negotiations related thereto.

l. Binding Effect. The provisions hereof shall be binding upon and shall inure to the benefit of Customer and Hydrenesis, their respective successors, and permitted assigns.

m. Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable means. This Agreement shall be deemed fully executed and entered into on the date of execution by the last signatory required hereby.

n. Insurance. Customer shall carry and at all times maintain in full force and effect, at its sole expense, policies of general liability and product liability insurance in the minimum amount of Ten Thousand Dollars ($10,000) for each claim for each policy year. All such insurance policies shall name Hydrenesis as an Additional Insured. Customer shall provide at least thirty (30) days written notice to Hydrenesis prior to cancellation of any policy.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of _____________, 2019.

For:	For:
Hydrenesis Aquaculture, LLC	Customer: Natural Shrimp, Inc.
2255 Glades Road, Suite 324A	Address: 5080 Spectrum Dr. Addison, TX 75001
Boca Raton, FL 33431	
By: DocuSigned by: [signature] E17960602507431...	By: DocuSigned by: Gerald Easterling BE8C168CC990489...
Luke Timmons Chief Operating Officer	Gerald Easterling President
Print Name and Title	Print Name and Title
317-900-9745	972-951-8035
Print Cell Phone Number	Print Cell Phone Number

SERVICES, CONSUMABLES AND EQUIPMENT LEASE AGREEMENT

EXHIBIT A

1. Equipment to be Installed: See Exhibit B
2. Installation Location: Natural Shrimp, Inc. headquarters facilities
3. Installation Date: June 24, 2019
4. Term: Five (5) years, renewable for an additional five (5) years
5. Efficacy Metric: Efficacy shall mean a sufficient improvement in survival, growth, nitrogen compound tolerance, shelf life, and feed conversion ratio when compared to both non-electrocoagulation recirculation aquaculture systems and electrocoagulation recirculation aquaculture systems.
6. Pricing for Water Treatment, Equipment Lease and Consumables
   a. Equipment Lease and Treatment Fee (payable monthly)
      i. $5,000 includes Small and Large Reactor
      ii. Small Reactor:(150 LPH)
      iii. Large Reactor:(600 LPH) (TBD)
   b. Consumables Rates (payable COD, as ordered)
      i. Hydrogas Activator: $550 per activation (initial activation is free)
      ii. Reformed Liquid Silicate: $10 per fluid ounce
7. Pricing for One Time Fees
   a. Startup Fee Covering Hydrenesis Expenditures $6,000
   b. Equipment Installation Materials Costs: $4,000 (payable at signing)
   c. Equipment Security: $5,000 (payable at signing)
   d. Total Due at Signing: $20,000
8. Training Schedule, General Maintenance, Emergency Maintenance - Training on use and operation of Equipment and related Consumables will be conducted at Customer's location at the time of equipment installation. Training Checklist will be provided, along with regular and emergency maintenance procedures.
9. Equipment Warranty - Equipment carries a One Year Full Repair or Replacement Warranty. Warranty is void if Equipment is opened, modified, or tampered with in any way, other than as prescribed in the Hydrenesis-provided Customer training materials and classes.